Exhibit 10.1
ASSET PURCHASE AGREEMENT
BY AND AMONG
ARCHER ACQUISITIONS, LLC
AND
ARCHWAY COOKIES LLC
Dated as of November 13, 2008

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT dated as of November 13, 2008 (this “Agreement”) is entered into by and between Archer Acquisitions, LLC, a North Carolina limited liability company, or its designee subject to the provisions of Section 13.3 (“Purchaser”), and Archway Cookies, LLC, a Delaware limited liability company (“Seller”), and for the purposes of Section 6.4, Lance, Inc., a North Carolina corporation and the indirect parent of Purchaser. Purchaser and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, Seller was engaged in the business of manufacturing and distributing branded cookies and snack foods (the “Business”).
     WHEREAS, Seller desires to sell, transfer, convey, assign and deliver the Purchased Assets (as defined below) and to assign the Assumed Liabilities (as defined below), as their interests may appear, and Purchaser desires to purchase, take delivery of and assume such Purchased Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth herein;
     WHEREAS, Seller commenced a Chapter 11 Bankruptcy Case (the “Bankruptcy Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and
     WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) will be consummated pursuant to a Bidding Procedures Order and a Sale Approval Order (each as defined below) to be entered in the Bankruptcy Case under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code (as defined below), and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:
     1. Definitions.
          1.1. Definitions. The following terms, as used herein, have the following meanings:
               (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such other Person.
               (b) “Agent of Bank Group” means Wachovia Capital Finance Corporation (New England), together with its successors and assigns.

               (c) “Archway Name” means any name owned by or licensed to Seller including the words “Archway” or “A&M” and those other registered or unregistered trade names, trademarks or service marks expressly set forth on Schedule 2.1(e) of the Disclosure Schedules, together with the goodwill associated therewith.
               (d) “Ashland Employees” means the Seller’s full-time employees who had been working at the Plant for at least 90 days as of October 3, 2008 and are listed on Schedule 1.1(d) of the Disclosure Schedules.
               (e) “Bank Group” means Agent of the Bank Group and the other lenders from time to time parties to the Loan and Security Agreement dated January 28, 2005, as amended, by and among Agent of the Bank Group, the other members of the Bank Group, Seller and certain Affiliates of Seller.
               (f) “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.
               (g) “Bid Deadline” means November 25, 2008.
               (h) “Bidding Procedures Order” means an Order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser, Seller and their respective counsel, which contains bid procedures, protections and findings, that, among other things, (i) determines that this Agreement constitutes a Qualified Bid for the Purchased Assets, against which other parties interested in acquiring the Purchased Assets must bid; (ii) establishes a date by which any competing Qualified Bids must be submitted; (iii) approves the Bidding Procedures and payment of the Breakup Fee in accordance with the terms thereof and this Agreement; (iv) approves the Initial Overbid and the subsequent Incremental Bid Amount; (v) establishes the date of the Auction; (vi) sets a deadline for the filing of objections to the Sale Motion, including without limitation, the proposed Cure Amounts; and (vii) schedules the Sale Hearing to occur no later than December 2, 2008.
               (i) “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
               (j) “Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.
               (k) “Competing Proposal” means a competitive bid or proposal from a Third Party (i) to acquire, directly or indirectly, the Purchased Assets whether in a separate transaction or series of transactions or as part of a plan of reorganization of Seller, (ii) for any merger, consolidation, liquidation, dissolution or similar transaction involving Seller, or (iii) to acquire, directly or indirectly, a majority of the outstanding equity of Seller.
               (l) “Closing Date” means the date of the Closing.
               (m) “Code” means the Internal Revenue Code of 1986, as amended.

               (n) “Contract” means any agreement or contract related to the Business, whether written or oral, including, but not limited to, Customer Contracts, Chapter 11 Licenses, licenses or agreements related to Intellectual Property Rights, leases, arrangements, undertakings and purchase and sales orders.
               (o) “Cure Amounts” means all unpaid amounts or unsatisfied obligations that must be paid or satisfied to effectuate, pursuant to all applicable provisions of the Bankruptcy Code, the assumption by and assignment to Purchaser of Assumed Contracts.
               (p) “Customer Contract” means an arrangement, commitment, agreement or contract, whether oral or written, pursuant to which a Seller provides goods and/or services to a customer in connection with the Business.
               (q) “Employee Benefit Plans” means all employee benefit plans as defined in section 3(3) of ERISA, all compensation, pay, severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind and all other employee benefit plans, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded.
               (r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               (s) “Final Order” means an order of the Bankruptcy Court, which is not the subject of any applicable stay.
               (t) “Finished Good Inventory” means all finished goods owned by Seller on the Closing Date.
               (u) “Governmental Authority” means a federal, state, county, local, foreign or other governmental or regulatory agency, authority (including self-regulatory authority), instrumentality, commission, board or body having jurisdiction over a Person.
               (v) “Intellectual Property Right” means the Archway Name, any mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), formulas or recipes, manufacturing methods, techniques and processes for products produced in the Business, license agreement or any other similar type of proprietary intellectual property right, together with all of the goodwill associated therewith.
               (w) “IRS” means the Internal Revenue Service of the United States.
               (x) “Law” means any code, law (including without limitation common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person, its assets, liabilities or business.

               (y) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
               (z) “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in the Purchased Assets, taken as a whole, excluding any such effect or change to the extent resulting from or arising in connection with (i) the proposed Transactions or the public announcement thereof, (ii) changes in economic, regulatory or political conditions generally, (iii) changes resulting from the commencement or continuation of the Bankruptcy Case, and (iv) actions taken by Seller pursuant to (or as contemplated by) orders entered by the Bankruptcy Court in the Bankruptcy Case (vi) changes in the financial or stock markets in the United States of America, (vii) changes in national or international political, economic or social conditions as a result of war, military or terrorist attack upon the US, or any of its territories or possessions or diplomatic offices, (viii) changes in laws, rules, regulations or orders issued by any governmental entity, or (ix) any existing event, occurrence or circumstance with respect to which Purchaser has knowledge as of the date hereof.
               (aa) “Mother’s Assets” means the “Purchased Assets” as such term is defined in that certain Asset Purchase Agreement of even date herewith by and between Madre Capital, Inc. and Mother’s Cake and Cookie Co.
               (bb) “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or regulatory authority.
               (cc) “Petition Date” means the date on which the Seller commenced the Bankruptcy Case by filing with the Bankruptcy Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.
               (dd) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental unit or political subdivision thereof.
               (ee) “Plant” means that certain manufacturing facility owned by Seller situated on the Real Property located in Ashland Ohio.
               (ff) “Pre-Closing Inventory” means any all finished goods, raw materials, work in process, and inventoriable supplies owned by Seller prior to the Closing Date.
               (gg) “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Tax Period, the portion of such period up to and including the Closing Date.
               (hh) “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Tax period.

               (ii) “Qualified Bid” means a Competing Proposal that is determined to be a Qualified Bid under the Bidding Procedures Order. This Agreement shall be deemed to be a Qualified Bid for the Purchased Assets.
               (jj) “Qualified Bidder” means a Person (a) who has delivered to a Seller a Qualified Bid that Seller, in good faith, believes is reasonably likely to lead to an acceptable offer for the Purchased Assets, and (b) whom Seller in good faith determines is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Qualified Bid, if selected as the successful bidder for the Purchased Assets. Purchaser shall be deemed to be a Qualified Bidder.
               (kk) “Sale Approval Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser, Seller and their respective counsel, that, among other things contains usual and customary findings of fact and conclusions of law by the Bankruptcy Court and, (i) grants the Sale Motion; (ii) approves and authorizes Seller to enter into this Agreement (or any amended version of such agreement agreed upon by the Parties in writing) and consummate the Transactions; (iii) determines that this Agreement was proposed by Purchaser in good faith and represents the highest and best offer for the Purchased Assets and should be approved; (iv) determines that Purchaser is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated; (v) determines that the Purchased Assets may be sold free and clear of all Liens and interests in full compliance with Section 363(f) of the Bankruptcy Code; (vi) authorizes and directs Seller to sell the Purchased Assets to Purchaser pursuant to this Agreement (or any amended version of such agreement agreed upon by the Parties in writing) and all applicable provisions of the Bankruptcy Code, free and clear of all Liens (including any and all “interests” in the Purchased Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and the Permitted Liens; (vii) authorizes and directs Seller to execute, deliver, perform under, consummate and implement this Agreement (or any amended version of such agreement agreed upon by the Parties in writing), together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing; (viii) approves and establishes procedures for the assumption and assignment of Assumed Contracts in accordance with section 7.6 of this Agreement; (ix) provides that Purchaser is not the successor to the Seller or its bankruptcy estate by reason of any theory of law or equity and that Purchaser has not assumed any liability or obligation of the Seller or its bankruptcy estate except as otherwise expressly provided in this Agreement; (x) provides that Purchaser has no obligation to pay any liabilities or obligations of Seller of any kind, except as expressly provided in this Agreement; (xi) to the extent enforceable under applicable law, enjoins the holder of any lien or interest in Seller or any of the Purchased Assets from interfering with Purchaser’s title or use and enjoyment of the Purchased Assets based upon or related to such lien or interest on and after the Closing Date; (xii) provides for the Bankruptcy Court to obtain jurisdiction to enforce or implement the terms and provisions of this Agreement and the Sale Approval Order; and (xiii) provides that, notwithstanding Bankruptcy Rule 6004(h) and 6006(d), the Sale Approval Order shall be effective and enforceable immediately upon its entry, shall be self-executing and shall authorize Seller and Purchaser, in the absence of any stay pending appeal, to consummate the Transactions.

               (ll) “Sale Motion” means the motion or motions, filed and served by Seller, pursuant to all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, in the Bankruptcy Case seeking, among other things, to obtain entry of the Sale Approval Order, approve the Transactions, and authorize the assumption and assignment of the Assumed Contracts to Purchaser in accordance with this Agreement.
               (mm) “SEC” means the Securities and Exchange Commission.
               (nn) “Seller Benefit Plan” means all Employee Benefit Plans currently or previously sponsored or maintained by Seller or any of Seller’s Affiliates (collectively, the “Seller Controlled Group”) or their respective predecessors or with respect to which the Seller Controlled Group or their respective predecessors has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Seller or any of the Seller’s Affiliates or their respective predecessors, and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any such Employee Benefit Plan.
               (oo) “Seller’s Knowledge” means the actual knowledge of Jeff Granger, Sam Williams, and Jennifer Marquette, Vice President Employment Relations.
               (pp) “Straddle Tax Period” means a Tax period that commences before the Closing Date and ends after the Closing Date.
               (qq) “Tax” means (i) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any consolidated, combined, unitary or affiliated group; and (iii) liability for the payment of any amounts of the type described in clause (i) or (ii) as a transferee or successor, by Contract or from or any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
               (rr) “Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
               (ss) “Third Party” or “Third Parties” means any Person that is not Purchaser or a Seller, or an Affiliate of Purchaser or Seller.
               (tt) “Transaction Documents” means this Agreement and all other documents or agreements contemplated by this Agreement to be executed and delivered in connection with this Agreement.

               (uu) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar state law.
          1.2. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Apportioned Obligations	8.3
Assignment and Assumption Agreement	2.9(a)
Assumed Contracts	7.6
Assumed Liabilities	2.3
Assumption Notice	7.6
Auction	7.4(b)(ii)
Bankruptcy Case	Recitals
Bankruptcy Court	Recitals
Bidding Procedures	7.4(b)
Bidding Procedures Order	7.4(a)
Books and Records	2.2(c)
Breakup Fee	7.4(b)(iii)
Business	Recitals
Chapter 11 Licenses	2.1(d)
Closing	2.8
Closing Date	2.8
Deposit	2.6(b)
Disclosure Schedules	13.10
End Date	12.1(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
HSR	7.2
Incremental Bid Amount	7.4(b)(ii)
Initial Overbid	7.4(b)(i)
Inventory	2.1(c)
Party	Preamble
Permitted Liens	3.8(b)
Personal Property	2.1(f)
Post-Closing Straddle Period	8.3
Pre-Closing Straddle Period	8.3
Prevailing Bid	7.4(b)(ii)
Purchase Price	2.6(a)
Purchased Assets	2.1
Purchaser	Preamble
Real Property	2.1(j)
Required Seller Financial Statements	5.2(c)
Sale Hearing	7.4(b)(ii)
Seller	Preamble
Transactions	Recitals

Term	Section
Transfer Taxes	8.2
     2. Purchase and Sale.
          2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, on an “as is, where is” basis and without any representation or warranty on the part of any Seller except as expressly set forth herein, all right, title and interest of such Seller as of the Closing Date in and to the following assets, properties and rights (the “Purchased Assets”), free and clear of all Liens and Claims (other than Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363 of the Bankruptcy Code:
               (a) all Assumed Contracts as defined and determined in accordance with Section 7.6;
               (b) the Kronos Electronic Timekeeping System and all accompanying software and documentation, to the extent transferable under applicable Law without Third Party consent;
               (c) all packaging materials, raw materials and inventoriable supplies owned by Seller and located at the Plant on the Closing Date;
               (d) all licenses, permits or other governmental authorizations of Seller, but only to the extent transferable under applicable law without approval of any governmental agency except the Bankruptcy Court (“Chapter 11 Licenses”);
               (e) all Intellectual Property Rights of Seller, including without limitation Registered Trademarks listed on Schedule 2.1(e), provided that in the case of intellectual property owned by Third Parties and licensed to Seller, such property shall be a Purchased Asset to the extent transferable without Third Party consent under applicable law including 11 U.S.C § 365;
               (f) all machinery, equipment (including but not limited to manufacturing and office equipment), furniture, furnishings, fixtures, leasehold improvements and other items of tangible personal property, including but not limited to the items listed on Schedule 2.1(f) of the Disclosure Schedules, located at the Plant on the Closing Date (“Personal Property”);
               (g) all cars, trucks, forklifts, other industrial vehicles and other motor vehicles, including the items listed on Schedule 2.1(g) of the Disclosure Schedules;
               (h) all rights of Seller under all warranties, representations, indemnities, waivers or guaranties made by third parties to or for the benefit of any Seller with respect to the Purchased Assets;

               (i) all proceeds payable under any insurance policy in consideration of any damage occurring to the Purchased Assets after the execution of this Agreement and prior to the Closing as a result of any fire, storm, accident or other casualty;
               (j) all real property identified on Schedule 2.1(j) of the Disclosure Schedules (“Real Property”); provided, however, that Purchaser shall have the right to designate that parcel of real property identified as Parcel No. 2 on Schedule 2.1(j) of the Disclosure Schedules as an Excluded Asset. Any such designation of Parcel No. 2 on Schedule 2.1(j) of the Disclosure Schedules as an Excluded Asset shall be made no later than five (5) days prior to the Closing Date and shall not result in any reduction of the Purchase Price.
               (k) the goodwill of the Business, including, but not limited to, goodwill associated with the Archway Name and assumed names included in the Intellectual Property Rights;
               (l) all deposits of any kind or nature held by any Third Party other than the Agent of the Bank Group or any member of the Bank Group in respect of the Seller’s interest in the Real Property; and
               (m) all prepaid expenses related to the Purchased Assets or the Assumed Liabilities.
          2.2. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Purchased Assets shall not include any assets, properties or rights not specifically identified in Section 2.1 including the following (the “Excluded Assets”):
               (a) all of Seller’s cash and cash equivalents on hand (including all undeposited checks) and in banks or other financial institutions;
               (b) all accounts receivable of Seller arising from the sale of goods or provision of services related to the Business, including, without limitation, trade and miscellaneous accounts receivable, recorded as an asset of the Business or charged to the Business on the books of Seller, or arising out of the Business;
               (c) all books, records and other documents (whether on paper, computer diskette, tape or other storage media) of Seller relating to the Business or the Purchased Assets including minute books, organizational documents, property records, purchase and sale records, credit data, marketing, advertising and promotional materials, personnel and payroll records (to the extent permitted by applicable law), accounting and financial records, fixed asset lists, vendor lists, customer lists, customer records and information, supplier lists, parts lists, correspondence, files and similar items (collectively, the “Books and Records”);
               (d) all of Seller’s computer software and software systems (including but not limited to licenses, computer programs, source and object codes, as well as all documentation and listings related thereto used in the Business), other than as described in Section 2.1(b);

               (e) any and all unexpired leases or executory contracts not identified in this Agreement as an Assumed Contract;
               (f) except as specified in Section 2.1(i), all insurance policies owned by Seller or relating to the Business, including without limitation all director’s and officer’s liability policies, all life insurance policies on any current or former officer, director, or employee of Seller, all claims and other rights arising under such policies (whether prior to or after the Closing Date), and all credits, premium refunds, cash surrender values, proceeds, causes of action or rights thereunder;
               (g) any and all claims or causes of action of any kind or nature (whether prior to or after the Closing), including without limitation all avoidance actions in the Bankruptcy Case;
               (h) all rights of Seller arising under this Agreement or in connection with the Transactions;
               (i) any Purchased Asset sold or otherwise disposed of in compliance with Section 5.1(a) prior to the Closing Date;
               (j) any Tax refund, Tax rebate or Tax reimbursement in respect of a Pre-Closing Tax Period that is due to Seller or their Affiliates;
               (k) any insurance or other refunds or monies due Seller of any kind or nature, except for deposits or prepaid expenses described in Sections 2.1(l) or (m);
               (l) all deposits of any kind or nature whatsoever that are either unrelated to the Purchased Assets or Assumed Liabilities;
               (m) all of the real estate leases identified by Purchaser under Section 7.6 (including, without limitation, any assignment of a real estate lease or sublease);
               (n) all Mother’s Assets; and
               (o) all Finished Goods Inventory, provided however that Seller’s right to sell or dispose of Finished Goods Inventory shall terminate two (2) weeks after the Closing Date (“Final Inventory Date”), and whatever Finished Goods Inventory which has not been sold, or otherwise transferred or conveyed by such Final Inventory Date, shall at Purchaser’s option by written notice to Seller, become the property of Purchaser.
          2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, perform and discharge promptly, when payment or performance is due or required, the following liabilities and obligations of Seller or the Business (the “Assumed Liabilities”):
               (a) all Cure Amounts;

               (b) all liabilities and obligations arising after the Closing with respect to the Assumed Contracts; and
               (c) all costs, expenses and liabilities prorated to Purchaser as specifically identified and set forth in this Agreement (including Section 8.3).
          2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature, whether known or unknown, absolute, contingent, presently in existence or arising hereafter and whether or not related to the Purchased Assets or the Business, including, without limitation, any liability or obligation of Seller to, or in any way connected with, any present or former employees, whether full-time, part-time, temporary, seasonal, in laid-off or inactive status, contingent/contract, leased, or otherwise, of Seller (and their respective spouses, dependents, and heirs or assigns), including, without limitation, (i) all liabilities and obligations under any Seller Benefit Plan; (ii) all liabilities and obligations in connection with and with respect to the WARN Act or any other applicable state or federal law relating to plant closings or mass layoffs; (iii) all liabilities and obligations of Seller relating to present or former employees who are receiving as of the Closing Date, or who are or could become eligible to receive, any benefits of any kind arising out of or related in any way to the employment of persons by the Seller, including, without limitation, short- or long-term disability benefits or benefits under applicable unemployment compensation laws; (iv) all liabilities and obligations to present or former employees arising out of or related in any way to their respective employment with the Seller and the termination thereof; (v) all liabilities and obligations to present or former employees arising out of or related in any way to claims under any federal or state statute, regulation, common law, or public policy, including, but not limited to, The Civil Rights Act of 1866; The Civil Rights Act of 1871; The Civil Rights Act of 1991; Sarbanes-Oxley Act of 2002; Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the Americans with Disabilities Act; ERISA; COBRA; the National Labor Relations Act of 1935; the Equal Pay Act of 1964; the Family and Medical Leave Act; and the Fair Labor Standards Act; (vi) any liabilities and obligations of Seller to any unions or any other similar law; and (vii) all liabilities for Taxes (whether federal, state, local or foreign), including Taxes incurred in respect of or measured by (1) the sales of goods or services by Seller, (2) the wages or other compensation paid by Seller to its employees, (3) the value of Seller’s property (personal as well as real property), (4) the income of Seller earned on or realized prior to the Closing Date, and (5) any gain and income from the sale of the Purchased Assets. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).
          2.5. Intentionally Omitted.
          2.6. Purchase Price; Deposit; Cure Amounts; Allocation of Purchase Price.
               (a) In addition to the assumption of the Assumed Liabilities, in consideration for the sale, transfer and delivery of the Purchased Assets, Purchaser shall pay to

Seller in cash an amount equal to $31,075,000 cash (the “Purchase Price”), less the Deposit and less the Breakup Fee of $950,000.
               (b) A good faith deposit of one million five hundred thousand dollars ($1,500,000) (the “Deposit”) shall be paid to the Agent for the Bank Group within one (1) Business Day after entry of the Bidding Procedures Order. The balance of the Purchase Price shall be paid to Seller at the Closing in immediately available funds wired to a bank account (or accounts) as shall be designated in writing no later than one (1) day prior to the Closing Date by Seller to Purchaser. The Deposit may be retained by Seller (i) at the Closing as a credit against the Purchase Price, or (ii) without limiting any other rights or remedies of Seller, if this Agreement is terminated pursuant to Section 12.1(e). Except as described in the previous sentence and provided that Purchaser is not in default of this Agreement, the Deposit shall be returned to Purchaser within five (5) Business Days after any termination of this Agreement pursuant to Sections 12.1 (a), (b), (c), (d), (f) or (g). Until Seller is entitled to apply the Deposit to the Purchase Price or is obligated to return the Deposit to the Purchaser under this Section 2.6(b), Agent for the Bank Group shall hold the Deposit in accordance with the terms of the Bidding Procedures Order. Interest earned on the Deposit shall accompany the Deposit and be paid to the party who is entitled to receive the Deposit pursuant to this Section 2.6(b).
               (c) All Cure Amounts, if any, shall be paid by Purchaser pursuant to the procedures for the assumption and assignment of Assumed Contracts set forth in Section 7.6 of this Agreement.
               (d) Purchaser and Seller agree that the Purchase Price, applicable Assumed Liabilities and other relevant items for Tax purposes shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Schedule 2.6(d) of the Disclosure Schedules (such schedule to be (i) submitted by Purchaser to Seller and (ii) approved by Seller, all to be completed prior to Closing). Purchaser and Seller each agree to provide the other promptly with any other information required to complete Schedule 2.6(d) of the Disclosure Schedules. Such allocation shall be binding on Purchaser and Seller for all purposes, including the reporting of Seller’s gain or loss and determination of Purchaser’s basis for income Tax purposes, and each of the Parties hereto agrees that it will file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its federal and applicable state income Tax Returns and will also file such further information or take such further actions as may be necessary to comply with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and similar applicable state Tax Laws.
          2.7. INTENTIONALLY OMITTED
          2.8. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place in New York, New York at the offices of Duane Morris, LLP, on December 2, 2008, or such later date as soon as reasonably practicable after satisfaction of the conditions set forth in Section 10 (other than those requiring a delivery, or the taking of other action, at the Closing), but in all events within three (3) Business days after the satisfaction of such conditions, or at such other time or place as Purchaser and Seller may agree (the “Closing Date”).

          2.9. Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless delivered previously) the following:
               (a) a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably agreed to by the Parties (the “Assignment and Assumption Agreement”), duly executed by Seller, pursuant to which Seller shall transfer and convey the Purchased Assets to Purchaser;
               (b) incumbency certificates dated the Closing Date certifying the incumbency of that Person authorized by the Bankruptcy Court to act on behalf of Seller and who has executed this Agreement or any of the other Transaction Documents. These certificates shall contain specimens of the signatures of each of such authorized Persons;
               (c) a certificate of the Secretary of State for the State of Delaware stating that the Seller is in good standing under the Laws of the State of Delaware; and
               (d) all other certificates, documents, instruments and writings required to convey the Purchased Assets to Purchaser pursuant to the Sale Order.
          2.10. Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller in accordance with the terms of this Agreement (unless previously delivered) the following:
               (a) the Purchase Price (less the Deposit);
               (b) the Assignment and Assumption Agreement, duly executed by Purchaser;
               (c) an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Purchaser who have executed this Agreement or any of the other Transaction Documents. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Purchaser other than an officer whose incumbency or authority is certified;
               (d) certificate of the Secretary of State of the State of North Carolina stating that the Purchaser is a limited liability company in good standing under the Laws of such state; and
               (e) all other documents, instruments and writings reasonably requested by Seller to be delivered by Purchaser at or prior to the Closing in connection with the consummation of the Transactions pursuant to this Agreement.
     3. Representations and Warranties of Seller. Subject to the terms, conditions and limitations set forth in this Agreement, including without limitation Section 13.10, Seller hereby represents and warrants to Purchaser as of the date hereof that to the Seller’s Knowledge:
          3.1. Organization. The Seller is a limited liability company validly existing under the laws of the State of Delaware, and has full limited liability company power and authority to own, lease and operate the Purchased Assets. Complete and correct copies of the Certificate of Formation and all amendments thereto (certified by the Secretary of State of Delaware), and the Limited Liability Company Agreement of Seller and all amendments thereto (certified by the Secretary of Seller) have been provided to Purchaser. Seller has no subsidiaries.
          3.2. Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the Transactions are within Seller’s limited liability company powers and have been duly authorized by all necessary action on the part of Seller, or as otherwise authorized by the Bankruptcy Court. This Agreement has been duly executed and delivered by Seller. Subject to entry by the Bankruptcy Court of the Sale Approval Order in the Bankruptcy Case, this Agreement constitutes a valid and binding agreement of Seller that is enforceable in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally.
          3.3. Governmental Authorization. Except as disclosed in Schedule 3.3 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller require no action by or in respect of, or filing with, any governmental body, agency or official other than consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, provided that nothing herein contained shall constitute a representation or warranty that Seller has all licenses or permits in connection with the Purchased Assets, or will be able to transfer any such governmental licenses or permits if such transfer requires the consent or approval of any governmental authority other than the Bankruptcy Court.
          3.4. Noncontravention. Subject to entry by the Bankruptcy Court of the Sale Approval Order in the Bankruptcy Case, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (i) violate Seller’s Certificate of Formation or Limited Liability Company Agreement, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable Law or Order, or (iii) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.
          3.5. Required Consents. Except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, except for Third Party consents, if any, necessary to transfer or assign to Purchaser any Intellectual Property or any lease or contract, including Assumed Contracts and except as otherwise set forth on Schedule 3.5 of the Disclosure Schedules, there is no material agreement or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or other Transaction Document to which Seller is a party.
          3.6. Litigation. Except as disclosed in Schedule 3.6 of the Disclosure Schedules, and except as disclosed in the Bankruptcy Case, as of the date hereof, there is no action, suit, investigation or proceeding pending against, threatened against or affecting, the Purchased Assets or the Business before any court or arbitrator or any Governmental Authority which would have a Materially Adverse Effect on the Purchased Assets after the Closing Date.

          3.7. Compliance with Laws and Orders. Except as disclosed in Schedule 3.7, Seller is not in violation of any Law or Order applicable to the Purchased Assets or the conduct of the Business which would have a Materially Adverse Effect on the Purchased Assets after the Closing Date.
          3.8. Sufficiency of and Title to the Purchased Assets.
               (a) On the date hereof and at all times prior to the closing of the Transactions, Seller has good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets. Upon consummation of the Transactions, Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in each of the Purchased Assets, free and clear of all Liens and Claims to the maximum extent permitted by the Bankruptcy Code, other than Assumed Liabilities and Permitted Liens.
               (b) Upon entry of the Sale Approval Order and consummation of the Transactions, including without limitation, the payment of the Purchase Price by Purchaser in accordance with the terms hereof, no Purchased Asset will be subject to any Lien, except Liens for Taxes, assessments and similar charges, if any, that are not yet due and that are to be paid when due by Purchaser pursuant to the terms of this Agreement (the “Permitted Liens”).
          3.9. Intentionally Omitted.
          3.10. Certain Fees. Except for the fees and expenses of Rothschild Inc., which shall be paid in their entirety by Seller, Seller has not incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with this Agreement or the Transactions.
          3.11. Personal Property. Schedule 3.11 of the Disclosure Schedules contains a true and complete list of each lease of material Personal Property by Seller, and Seller shall provide the Cure Amounts required, if any, in respect of each such lease that Purchaser hereafter designates, pursuant to Section 7.6, that it wishes to assume. True and correct copies of each lease listed on Schedule 3.11 of the Disclosure Schedules and any amendments, extensions, and renewals thereof. have been made available to Purchaser
          3.12. Intentionally Omitted.
          3.13. Contracts. Schedule 3.13 of the Disclosure Schedules contains a true and complete list of each material Contract or material commitment pursuant to which Seller has any rights or benefits or undertakes any obligations or liabilities, not otherwise listed on Schedule 3.11 of the Disclosure Schedules, and Seller shall provide the Cure Amounts owing in respect of each such Contract or commitment that Purchaser hereafter designates, pursuant to Section 7.6, that it wishes to assume. True and complete copies of each Contract listed on Schedule 3.13 of the Disclosure Schedules (or, if oral, a written description thereof) have been made available to Purchaser.

          3.14. Intellectual Property.
               (a) Seller owns or possesses sufficient legal rights to the Intellectual Property Rights without any conflict with or infringement of the rights of others. Schedule 2.1(e) of the Disclosure Schedules contains a complete list of patents, trademarks and registered copyrights of Seller throughout the world and pending applications therefor and registrations, renewals, extensions and the like thereof. All agreements relating to material Intellectual Property Rights are listed on Schedule 3.13 of the Disclosure Schedules. Except as set forth on Schedule 3.14 of the Disclosure Schedules, no Person is infringing, misappropriating or violating any of the Intellectual Property Rights.
     4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:
          4.1. Organization. Purchaser is a limited liability company validly existing under the laws of its state of North Carolina, and has full power and authority to own, lease and operate the Purchased Assets, and to carry on in all material respects the Business.
          4.2. Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions are within Purchaser’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Purchaser. Subject to entry by the Bankruptcy Court of the Sale Approval Order in the Bankruptcy Case, this Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser that is enforceable in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally.
          4.3. Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by Purchaser require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court and (ii) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on the Purchaser or its ability to close the Transactions.
          4.4. Noncontravention. Neither the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions will (a) violate Purchaser’s articles of organization or operating agreement; (b) violate, conflict with or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss or any benefit relating to any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (c) violate any applicable Law or Order applicable to Purchaser, excluding from the foregoing clauses (b) and (c) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Purchaser to consummate the

Transactions, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.
          4.5. Adequate Assurance. Purchaser is capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assumed Contracts and Intellectual Property Rights.
          4.6. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Purchaser, threatened against or affecting Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.
          4.7. Certain Fees. Except for MacQuarie Capital Advisors, whose fees shall be paid in their entirety by Purchaser, Purchaser has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with this Agreement or the Transactions.
     5. Covenants of Seller. Seller agrees that:
          5.1. Conduct of the Business. From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, except (i) as may be required by the Bankruptcy Court, (ii) for the consequences resulting from the commencement and continuation of the Bankruptcy Case, or (iii) as may be required or contemplated by this Agreement, Seller will not:
               (a) sell or otherwise dispose of any asset that would constitute a Purchased Asset if owned by Seller on the Closing Date without the prior written consent of Purchaser; provided, however, that, for the avoidance of doubt, Seller may sell or otherwise dispose of Pre-Closing Inventory in any manner it chooses;
               (b) take any action that would reasonably be expected to cause the failure of any condition contained in Section 10.2; or
               (c) remove, cause to be removed or permit to be removed any asset of Seller that would constitute a Purchased Asset if it was located at the Plant on the Closing Date, except for Pre-Closing Inventory sold prior to the Closing Date.
          5.2. Access to Information.
               (a) From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, Seller shall reasonably afford, and shall cause its officers, employees, attorneys and other agents to reasonably afford, to Purchaser and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to all properties, books, accounts, records and documents of, or relating to, the Business, and to Jeff Granger and Sam Williams, in each case subject to the terms of the confidentiality agreements, entered into by Seller, on the one hand, and Purchaser and its Affiliates, on the other hand. Seller hereby consents to Purchaser contacting any former employee of Seller for the purpose of planning for the acquisition of the Purchased Assets or for the provision of consulting services.
               (b) For a period of 90 days following the Closing Date, Seller shall maintain its books and records and will afford promptly to Purchaser and its counsel, financial advisers and other agents reasonable access during normal business hours to, and the ability to make copies (at Purchaser’s sole expense) of, its properties (including all data contained as of the date hereof on the Seller’s information systems), Books and Records, auditors and counsel to the extent reasonably requested by Purchaser; provided that nothing herein is meant to preclude the conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.
               (c) For a period of 90 days following the Closing Date, Seller shall provide Purchaser with such access to and copies of books, records and personnel of Seller and its parent, subsidiaries and Affiliates as may be required in order for Purchaser to operate the Purchased Assets or prepare any financial statements, including historical or pro forma financial statements, required for inclusion or incorporation by reference by Purchaser in its filings with the SEC (the “Required Seller Financial Statements”), including, without limitation, any registration, proxy or information statement or any periodic or current report under the Securities Act, the Exchange Act and the rules and regulations of the SEC. For a period of 90 days following the Closing Date, Seller shall use its commercially reasonable efforts to provide Purchaser, at Purchaser’s expense, with such assistance as Purchaser shall reasonably request (i) in order to permit Purchaser at its sole cost and expense and without liability to Seller to obtain or prepare any Required Seller Financial Statements and to comply with any requirement pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder with respect to Seller and (ii) to enable the preparation and review or audit, as applicable, by an independent registered public accounting firm of any Required Seller Financial Statements as may be required under the Securities Act, the Exchange Act and the rules and regulations of the SEC. Seller shall use its commercially reasonable efforts at Purchaser’s sole cost and expense, and without liability to Seller, to cause and permit the independent registered public accounting firm or firms, if any, that have audited its financial statements, or that will audit its financial statements, to provide Purchaser with such assistance as Purchaser shall reasonably request in order to permit Purchaser to prepare and file any Required Seller Financial Statements, including, without limitation, by issuing or providing an original executed copy of any required audit report or consent to the inclusion of such report and the identification of such audit firm or firms as experts; provided, that nothing herein is meant to preclude the conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.
          5.3. Notices of Certain Events. Seller shall promptly notify Purchaser of:
               (a) any notice or other communication received by Seller on or after the date hereof from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;
               (b) any material communication from any Governmental Authority in connection with or relating to the Transactions, but excluding any communication delivered in connection with the Bankruptcy Case;

               (c) the commencement of any actions, suits, investigations or proceedings relating to Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6; and
               (d) any Material Adverse Change to the Purchased Assets arising after the date hereof through to the Closing.
          5.4. Further Assurances. At any time and from time to time after the Closing Date, Seller shall, at the request of Purchaser, at the expense of Purchaser, take any and all commercially reasonable actions necessary to fulfill its obligations hereunder to put Purchaser in actual possession and control of the Purchased Assets, execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record or perfect the transfer of the Purchased Assets to Purchaser free and clear of all Liens (other than Permitted Liens), confirm the title of the Purchased Assets to Purchaser, assist Purchaser in exercising rights relating thereto, and otherwise effectuate or consummate all of the Transactions, provided however, that nothing herein shall require Seller to put Purchaser in physical possession of (i) any motor vehicles or forklifts not located at Plant on Closing Date, or (ii) any Finished Goods Inventory which Purchaser elects to obtain after the Final Inventory Date, each of which shall be Purchaser’s responsibility wherever such motor vehicles, forklifts or Finished Goods Inventory, if any, are located.
          5.5. Payment of Taxes. Seller shall transfer the Purchased Assets free and clear of all Liens in respect of or securing any Taxes or provide for the payment of Seller’s obligation for such Taxes (including Taxes prorated under Section 8.3). All Tax claims and deficiencies asserted against Seller shall be treated in accordance with the Bankruptcy Code and an Order of the Bankruptcy Court.
          5.6. Discharge of Liens, Claims and Encumbrances. The Purchased Assets shall be transferred, pursuant to the Sale Approval Order, free and clear of all Liens and Claims that are not Permitted Liens or Assumed Liabilities.
          5.7. Certain Liabilities. Seller shall pay and discharge through the Closing Date the liabilities and obligations relating to the ongoing operation of the Business as such liabilities and obligations come due for payment in the ordinary course of business.
          5.8. Ownership and Use of Archway Name.
               (a) Seller covenants and agrees that, on and after the Closing Date, Seller shall, and Seller shall cause all of its Affiliates in the U.S. or abroad which use the Archway Name, to pass all required resolutions and to amend their respective articles or certificate of incorporation or other organizational documents to change their corporate or company name to a name that does not include the words “Archway”, “A&M” or any other Archway Name, or any name intended or likely to be confused or associated with any Archway Name or product no later than one day following the Closing Date. Promptly following receipt of confirmation that each such name change has been effected, Seller shall provide to Purchaser written proof that each such name change has been effected.

               (b) Subsequent to the Closing, neither Seller nor any of its Affiliates shall have any right, title or interest in or to, and Purchaser is not granting Seller or any of its Affiliates, a license to use, the Archway Name, other than as set forth in Section 5.8 (c) below.
               (c) Seller agrees that following the Closing, no stationery, purchase order, invoice, receipt or other similar document containing any reference to the Archway Name shall be printed, ordered or produced for use by Seller or any of its Affiliates and that Seller shall, and Seller shall cause each of its Affiliates to, following the Closing, cease to use any stationery, purchase order, invoice, receipt or other similar document containing any reference to the Archway Name or shall only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references. The obligations in this paragraph (c) shall not apply (x) to the extent use of the Archway Name is required by law or otherwise reasonably required pending the registration of the change of corporate names (as set out in this Section 5.8) or (y) to the extent use of the Archway Name is reasonably required in order to enable collection or payment of invoices issued by Seller or any of its Affiliates, or (z) to the extent use of the Archway Name is reasonably required to dispose of, liquidate or otherwise monetize the Finished Goods Inventory, but not beyond two (2) weeks following the Closing Date. Notwithstanding anything contained in this Section 5.8 to the contrary, A&M Cookie Company Canada shall be permitted to retain and use its name solely for corporate purposes, (and not in connection with sales, marketing or any other purpose) for 120 days following the Closing Date.
     6. Covenants of Purchaser. Purchaser agrees that:
          6.1. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement dated as of October 24, 2008 between Seller and Lance, Inc. (the “Confidentiality Agreement”) shall remain in full force and effect. After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets, Assumed Liabilities, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect.
          6.2. Adequate Assurance. In connection with the assumption and assignment of the Assumed Contracts pursuant to the procedures set forth in section 7.6 of this Agreement, Purchaser shall take such actions needed to provide “adequate assurance of future performance” with respect to the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code.
          6.3. Assumed Liabilities. From and after the Closing Date, Purchaser shall (a) pay, perform and discharge, promptly when payment or performance is due or required, all of the Assumed Liabilities, (b) take all actions necessary to satisfy its obligations under the terms and conditions of each of the Assumed Contracts in accordance with this Agreement.
          6.4. Guaranty. In order to induce Seller to execute this Agreement, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Lance, Inc. a North Carolina Corporation, hereby directly and unconditionally guarantees the full and prompt payment and performance of all liabilities and obligations of Purchaser (including any Affiliate to whom Purchaser transfers its rights pursuant to Section 13.3) under this Agreement and the Transactions (the “Guaranteed Obligations”), and waives all suretyship defenses and defenses in the nature thereof. The guaranty of Lance pursuant to this Section 6.4 is a guaranty of payment and not of collection. Lance agrees that the Seller need not attempt to collect any amounts due from Purchaser or any other Person responsible for the obligations of Purchaser under this Agreement or the Transactions, but may require Lance to make immediate payment of all of the Guaranteed Obligations to Seller when due, whether by maturity, acceleration or otherwise, or at any time thereafter.
     7. Covenants of Purchaser and Seller. Purchaser and Seller agree that:
          7.1. Efforts. Subject to the terms and conditions of this Agreement, Purchaser and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions contemplated by this Agreement prior to the End Date. Seller and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to vest in Purchaser good title to the Purchased Assets or to evidence the assumption by Purchaser of the Assumed Liabilities.
          7.2. Certain Filings. Seller and Purchaser shall cooperate in good faith with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts or Intellectual Property Rights, in connection with the consummation of the Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. If the Parties and their counsel determine that the Transactions require antitrust review and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), Seller and Purchaser shall seek regulatory approval or clearance under HSR and prepare and submit, in a timely manner, all necessary filings for Seller and Purchaser in connection with this Agreement under HSR and the rules and regulations thereunder. Seller and Purchaser shall request expedited treatment of such HSR filing by the Federal Trade Commission and the Department of Justice, shall promptly make any necessary subsequent or supplemental filings, and shall furnish to each other copies of all HSR filings as they are filed with the governmental authorities.
          7.3. Public Announcements. Neither party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other Party, unless a press release or public announcement is required by Law, the rules of any stock exchange or order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law, the rules of any stock exchange or order of the Bankruptcy Court, either party may make any public disclosure it believes in good faith is so required (in which case such party will use its best efforts to advise the other party prior to making the disclosure).

          7.4. Bankruptcy Matters.
               (a) Approval of Bidding Procedures. Within two (2) Business Days after the execution of this Agreement, Seller shall obtain entry of the Bidding Procedures Order approving and containing all of the provisions of this Section 7.4.
               (b) Bidding Procedures. Seller shall seek, among other things, approval of the following procedures (the “Bidding Procedures”), which shall be incorporated into the Bidding Procedures Order:
          (i) Any Third Party that is interested in acquiring the Purchased Assets must be a Qualified Bidder who submits an “Initial Overbid” in conformance with this Section 7.4(b) at or prior to Bid Deadline. Any such Initial Overbid must:
     (A) Contain a signed definitive asset purchase agreement (together with a copy of the signed agreement that is marked to show changes from this Agreement) with, at a minimum, the following requirements: (x) containing terms and conditions no less favorable to Seller’s estate taken as a whole in Seller’s good faith determination, than the terms and conditions in this Agreement, except with higher and better consideration (provided that no Initial Overbid shall provide for the payment to the overbidder of any breakup fee, topping fee, expense reimbursement or other similar arrangement); (y) providing for a purchase price equal to or greater than: (i) for the Purchased Assets, at least twenty-six million two hundred thousand dollars ($26,200,000); (ii) for the Mother’s Assets, at least five million three hundred thousand dollars ($5,300,000); or (iii) if a joint bid for the Purchased Assets and the Mother’s Assets, at least thirty-one million five hundred thousand dollars ($31,500,000; and (z) not being subject to any (1) financing contingency, (2) contingency relating to the completion of unperformed due diligence, (3) contingency relating to the approval of the overbidder’s board of directors or other internal approvals or consents, or (4) any conditions precedent to the overbidder’s obligation to purchase the Purchased Assets other than those included in this Agreement;
     (B) Include a cashiers’ or certified check or by wire transfer, in an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) as a deposit ($2,000,000 if a joint bid for the Purchased Assets and the Mother’s Assets); and
     (C) To the extent not previously provided to Seller, be accompanied by evidence satisfactory to Seller in its commercially reasonable discretion that the overbidder is willing, authorized, capable and qualified financially, legally and otherwise, of unconditionally performing all obligations under the Agreement (or its equivalent) in the event that it submits the Prevailing Bid at the Auction.
          (ii) Auction. In the event that Seller timely receives a conforming Initial Overbid from a Qualified Bidder, then Seller will conduct an auction (the “Auction”) with respect to the sale of the Purchased Assets. The Auction shall be conducted by open bidding in accordance with the procedures set forth herein. In order to participate in the Auction, each prospective purchaser must be a Qualified Bidder and shall be required to comply with the requirements of the Bidding Procedures and to submit an Initial Overbid that is timely and that complies in all material respects with the Bidding Procedures. At the Auction, Qualified Bidders or Purchaser may submit successive bids, and any successive bid must be greater than any previous bid by an amount that is at least equal to (i) $250,000, in the case of any bid on the Purchased Assets; (ii) $100,000, in the case of any bid on the Mother’s Assets; and (iii) $350,000, in the case of any combined bid for both the Purchased Assets and the Mother’s Assets (in each case, the “Incremental Bid Amount”). Bidding shall continue until there is only one offer that Seller determines, subject to Bankruptcy Court approval, is the highest or best offer (the “Prevailing Bid”). When bidding at the Auction, Purchaser shall receive a “credit” in the amount of the Breakup Fee. All bidding for the Purchased Assets will be concluded at the Auction and there will be no further bidding at the Bankruptcy Court hearing held in the Bankruptcy Case to approve the highest or best bid for the Purchased Assets (the “Sale Hearing”). If no conforming Initial Overbid from a Qualified Bidder shall have been received at or prior to the Bid Deadline, the Auction will not be held and the Sale Hearing will proceed with respect to this Agreement.
          (iii) Breakup Fee. Upon the consummation of a sale of the Purchased Assets to any Third Party who submits the Prevailing Bid at the Auction, and provided that Purchaser is not in breach of a material provision of this Agreement, Seller shall pay to Purchaser from the proceeds of such sale in cash or other immediately available funds an amount equal to (A) 3% of the cash portion of the Purchase Price plus (B) expenses not to exceed $200,000 (the sum of the amounts set forth in subsection (A) and (B) hereof, the “Breakup Fee.” The Parties agree that the Breakup Fee, together with the return of the Deposit, shall be the full and liquidated damages of Purchaser arising out of any termination of this Agreement by Seller under Section 12.1(f), and the Breakup Fee shall be paid to Purchaser at the closing of such sale to the Third Party from the proceeds of such sale. The provisions of this Section 7.4(b)(iii) shall survive any termination of this Agreement pursuant to Section 12.1(f).
          (iv) Notice of Auction and Sale Hearing;. No later than twenty (20) days prior to the Sale Hearing or such shorter time that may be approved by the Bankruptcy Court in the Bidding Procedures Order, Seller will cause a Notice of Auction and Sale Hearing to be served upon The U.S. Trustee, counsel to the Official Committee of Unsecured Creditors, counsel to the Bank Group, parties in interest who have requested notice pursuant to Bankruptcy Rule 2002, all Governmental Authorities. The Notice shall specify that objections to the relief requested by the Sale Motion shall be set forth in writing and shall specify with particularity the grounds for such objections or other statements of position and filed and served by the objection deadline set forth in the Bidding Procedures Order, on counsel for Seller, counsel for Purchaser, counsel to the Official Committee of Unsecured Creditors, counsel to the Bank Group, and the U.S. Trustee. The failure to file and serve objections in accordance with the foregoing procedure shall be deemed a waiver of such objections and the objecting party shall be forever barred from asserting such objections with respect to the consummation and closing of the Transactions Any objections filed and served in accordance with the foregoing procedure shall be heard by the Bankruptcy Court at the Sale Hearing.
                    (c) Bankruptcy Court Approval of Sale. Seller and Purchaser shall each use their commercially reasonable efforts, and shall cooperate, assist and consult with each other, to secure the entry of the Sale Approval Order. In connection with the assumption and/or assignment of the Assumed Contracts and any Intellectual Property Rights pursuant to Section 365 of the Bankruptcy Code, Purchaser shall take all actions to provide “adequate assurance of future performance” by Purchaser under the Assumed Contracts and such Intellectual Property Rights after the Closing. Seller and Purchaser shall consult with one another regarding pleadings that either of them intends to file, or positions either of them intend to take, with the Bankruptcy Court in connection with or that might reasonably affect, the Bankruptcy Court’s entry of the Bidding Procedures Order.
                    (d) Section 363(m) Protection. The Sale Approval Order shall provide, in either findings of fact or conclusions of law, that the transactions contemplated by this Agreement are undertaken by Purchaser and Seller at arms length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and Purchaser is entitled to the protections of Section 363(m) of the Bankruptcy Code.
               7.5. Notices. If at any time prior to the End Date (i) Purchaser becomes aware of any material breach by Seller of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Seller, or (ii) Seller becomes aware of any material breach by Purchaser of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Purchaser, the Party becoming aware of such breach shall promptly notify the other Party, in accordance with Section 13.1, in writing of such breach. Upon such notice of breach, the breaching Party shall have 10 days to cure such breach prior to the exercise of any remedies in connection therewith.
               7.6. Procedure for the Assumption of Contracts. To the extent such information is not already provided on Schedule 3.13 of the Disclosure Schedules, Seller shall use its commercially reasonable efforts given the current state of the Business to provide to Purchaser a list of all executory Contracts to which Seller is a party and shall make such Contracts available for review by Purchaser. Purchaser shall have a period of sixty (60) days following the Closing Date to designate those Contracts that Purchaser desires to be assumed and assigned by Seller (collectively, the “Assumed Contracts”). Upon such designation, Purchaser shall provide notice to any non-debtor party to an Assumed Contract that the Assumed Contract has been designated for assumption and assignment to Purchaser. Such notice shall be provided using a form reasonably acceptable to Purchaser and approved by the Bankruptcy Court pursuant to the Sale Approval Order (such form being referred to as the “Assumption Notice”). The Assumption Notice shall be filed with the Bankruptcy Court and shall contain (i) the proposed Cure Amount to be paid in connection with the assumption and assignment of the designated Contract, (ii) notice that any objection to the proposed assumption and assignment shall be filed within fifteen (15) days after the filing of the Assumption Notice, (iii) notice that failure to object to the proposed assumption and assignment within the time required shall result in the waiver of any possible objection; and (iv) the form of a proposed order approving the assumption and assignment of the Assumed Contract to Purchaser. In the event an objection to the proposed assumption of an Assumed Contract is timely received, Purchaser shall have the option to remove the Contract that is the subject of the objection from the list of Assumed Contracts or request that the Bankruptcy Court set a hearing to resolve the objection. In the absence of any objection to the proposed assumption of an Assumed Contract, Purchaser shall be allowed to submit the proposed order approving the assumption and assignment of the Assumed Contract under certification of counsel.
          7.7. Releases.
               (a) At and subject to the consummation of the Closing, including without limitation payment of the Purchase Price, and except as otherwise provided herein or in the Sale Order Approval, Seller shall absolutely, unconditionally, and irrevocably release and discharge Purchaser and Lance, Inc. and each of their respective current and former directors, officers, employees, agents, managers, financial advisors, attorneys, partners, members, equity holders, Affiliates and representatives (in their capacity as such and in no other capacity) from any and all Claims based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Closing Date, with the exception of acts, omissions, transactions, events or occurrences resulting from or involving the gross negligence, breach of fiduciary duties, ultra vires acts or fraud of any such Persons, as determined by a final order of the Bankruptcy Court or other court of competent jurisdiction; provided that nothing herein shall release any obligation or liability of Purchaser or Lance, Inc. that are to be performed on or after the Closing, including without limitation the payment of all Cure Amounts and the guarantee of Lance, Inc. which shall expressly survive the Closing; and providing further, that the releases granted pursuant to this section shall not apply to liability to Seller’s bankruptcy estate under 11 U.S.C. Section 547 to the extent that it is finally determined that such actual aggregate liability exceeds $400,000, but only to the extent of any such excess with all liability under 11 U.S.C. Section 547 in an aggregate amount less than $400,000 being fully released hereunder.
               (b) At and subject to the consummation of the Closing, and except as otherwise provided herein or in the Sale Order Approval, Purchaser and Lance, Inc. shall absolutely, unconditionally, and irrevocably release and discharge Seller and each of its respective current and former directors, officers, employees, agents, managers, financial advisors, attorneys, partners, members, equity holders, Affiliates and representatives (in their capacity as such and in no other capacity) from any and all Claims based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Closing Date, with the exception of acts, omissions, transactions, events or occurrences resulting from or involving the gross negligence, breach of fiduciary duties, ultra vires acts or fraud of any such Persons, as determined by a final order of the Bankruptcy Court or other court of competent jurisdiction; provided that nothing herein shall release any obligation or liability of Seller that are to be performed on or after the Closing.
               (c) Notwithstanding any other term in this Agreement to the contrary, the waivers, covenants and agreements contained in this Section 7.7 shall survive the Closing and shall bind and inure to the benefit of, as the case may be, the Purchaser and its successors and assigns and the Seller and its estate, creditors, successors and assigns.
     8. Tax Matters.
          8.1. Tax Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any assessment or audit by any Taxing Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.
          8.2. Allocation of Taxes. In the event that, notwithstanding the provisions of Section 1146(a) of the Bankruptcy Code or for any other reason, any sales, use, transfer and all other non-income Taxes, or any fees incurred in connection with the purchase and sale of the Purchased Assets (collectively, the “Transfer Taxes”) are assessed at Closing or at any time thereafter on the transfer of any Purchased Assets, then in each instance such Transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Seller, except that with respect to the Real Property the allocated value of the Real Property shall not exceed $5,000,000. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation for Tax purposes.
          8.3. Property Taxes. All Property Taxes for each Straddle Tax Period (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchase based on the collective number of days of such Tax period on or prior to the Closing Date (the “Pre-Closing Straddle Period”) and the collective number of days of such Tax period after the Closing Date (the “Post-Closing Straddle Period”). Seller shall be liable for the proportionate amount (based on number of days) of such Property Taxes that is attributable to the portion of the Pre-Closing Straddle Period, and Purchaser shall be liable for the proportionate amount o(based on number of days) of such Property Taxes that is attributable to the Post-Closing Straddle Period. Notwithstanding the foregoing, Seller shall be responsible for all Property Taxes for all prior calendar years and periods prior to any Straddle Tax Period.
          8.4. Apportionment. Apportioned Obligations or Transfer Taxes shall, subject to any necessary Bankruptcy Court approval, be timely paid, and all applicable Tax Returns, filings and reports shall be filed, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 8.2 or 8.3, as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the nonpaying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 8.2 or 8.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate per annum equal to the lesser of 10% or the maximum rate permissible by applicable Law.
     9. Intentionally Omitted.
     10. Closing Conditions.
          10.1. Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
               (a) The Bankruptcy Court shall have entered the Sale Approval Order in the Bankruptcy Case, in form and substance reasonably acceptable to Seller and Purchaser (including a finding that Purchaser is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code and waiving any stay that would otherwise be applicable pursuant to Bankruptcy Rules 6004(h) or 6006(d)), and as of the Closing Date the Sale Approval Order shall be in full force and effect and shall not have been stayed, vacated or reversed;
               (b) No Order shall be in effect that restrains, enjoins, stays or prohibits the consummation of the Transactions; and
               (c) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.
          10.2. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:
               (a) Seller shall have performed in all material respects all of its covenants hereunder required to be performed by Seller on or prior to the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date executed by Seller certifying the foregoing statement.
               (b) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), and Purchaser shall have received a certificate dated as of the Closing Date executed by Seller certifying the foregoing statement.

               (c) There shall not have occurred any Material Adverse Change with respect to the Purchased Assets since the date hereof. Seller shall have delivered to Purchaser a certificate dated as of the Closing Date executed by Seller certifying the foregoing statement.
               (d) Purchaser shall have obtained documentation or other evidence reasonably satisfactory to it that:
          (i) the Bidding Procedures Order has been entered by the Bankruptcy Court and has become a Final Order, unless Purchaser, in its sole discretion, waives the requirement that the Bidding Procedures Order be a Final Order;
          (ii) the Sale Approval Order has been entered by the Bankruptcy Court and has become a Final Order, unless Purchaser, in its sole discretion, waives the requirement that the Sale Approval Order be a Final Order; and
          (iii) the Purchased Assets are capable of being transferred to Purchaser on the Closing Date free and clear of all Liens and interests.
               (e) Seller shall have provided Purchaser with written confirmation acceptable to Purchaser evidencing Seller’s compliance with Section 5.8(a).
          10.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of the following further conditions:
               (a) Purchaser shall have performed in all material respects all of its covenants hereunder required to be performed by it on or prior to the Closing Date, and Seller shall have received a certificate dated as of the Closing Date executed by Purchaser certifying the foregoing statement.
               (b) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date), and Seller shall have received a certificate dated as of the Closing Date executed by Purchaser certifying the foregoing statement.
               (c) Purchaser shall have delivered to Seller copies, certified by the duly qualified and acting Secretary of Purchaser, of resolutions adopted by the board of directors of Purchaser approving this Agreement and the consummation of the Transactions.
               (d) Seller shall have received all necessary approvals and consents for the consummation of the Transactions.

     11. Survival; Indemnification.
          11.1. Survival. The covenants and agreements of Purchaser and Seller that by their terms are to be performed at or before the Closing contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall not survive the Closing, but the covenants and agreements of Purchaser, Lance, Inc. and of Seller contained herein that by their terms are to be performed after Closing shall survive the Closing for such terms. The representations and warranties of Seller shall not survive the Closing.
          11.2. Indemnification. Purchaser agrees to indemnify Seller with respect to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees which are alleged to be due and payable with respect to the Transactions and which are alleged to have been incurred by Purchaser. Seller agree to indemnify Purchaser with respect to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees which are alleged to be due and payable with respect to the Transactions and which are alleged to have been incurred by Seller. There shall be no post Closing indemnification of Purchaser by Seller with respect to any matter not set forth in this Section 11.2.
     12. Termination.
          12.1. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by mutual written agreement of Seller and Purchaser;
               (b) by Seller or Purchaser, if the Closing shall not have been consummated on or before (i) December 15, 2008, (ii) 10 days after any notice delivered pursuant to Section 7.5 or (iii) the expiration or termination of any waiting period under HSR (the later of clause (i), (ii) and (iii), the “End Date”), unless the Party seeking termination is in breach of its obligations hereunder. Notwithstanding the foregoing, in the event that Purchaser is selected as the Back-up Bidder (as defined in the Bidding Procedures Order), the End Date shall be extended to the extent necessary for the End Date to occur upon the expiration of the period that the Back-up Bidder is required to keep a bid open pursuant to the Bidding Procedures Order;
               (c) by Seller or Purchaser, if any condition set forth in Section 10.1 is not satisfied, and such condition is incapable of being satisfied by the End Date;
               (d) by Purchaser, if any condition set forth in Section 10.2 has not been satisfied, and such condition is incapable of being satisfied by the End Date or shall not have been cured during the 10-day period referred to in Section 7.5; or
               (e) by Seller, if any condition set forth in Section 10.3 has not been satisfied, and such condition is incapable of being satisfied by the End Date or shall not have been cured during the l0-day period referred to in Section 7.5; or
               (f) by Seller, if (i) Seller executes a definitive agreement with a third party (other than Purchaser) for the acquisition of all or substantially all the Purchased Assets,

and (ii) the Bankruptcy Court enters an order in the Bankruptcy Case approving such definitive agreement;
               (g) By Purchaser, if any of the following shall occur:
          (i) the Bankruptcy Case is dismissed or converted to cases under Chapter 7 of the Bankruptcy Code or a trustee is appointed for a Seller;
          (ii) the Bidding Procedures Order shall not have been entered within two (2) business days after the execution of this Agreement; or
          (iii) the Sale Approval Order shall not have been entered by December 2, 2008.
The Party desiring to terminate this Agreement pursuant to this Section 12.1 (other than pursuant to Section 12.1(a)) shall give notice of such termination to the other Party in accordance with Section 13.1.
          12.2. Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, counsel, financial adviser, agent, consultant or representative of such Party) to the other Party except as expressly provided in Sections 2.6(b) and 7.4(b), provided however, that if this Agreement is terminated because of a breach of this Agreement by Purchaser, or by Lance, Inc. with respect to Section 6.4, or because one or more conditions or obligations of Purchaser, or Lance, Inc. with respect to Section 6.4, is not satisfied as a result of Purchaser, or Lance, Inc.’s failure to comply with its respective obligations under this Agreement, the Seller shall have the right to pursue all legal and/or equitable rights and remedies which it may have, including the right to enforce the specific performance of this Agreement. The provisions of Sections 2.6(b), 6.1, 7.4(b), 11.2, 12.2, 12.3, 13.1, 13.4, 13.5, 13.6 and 13.9 shall survive any termination hereof pursuant to Section 12.1.
          12.3. Expenses. Except as otherwise provided for herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
     13. Miscellaneous.
          13.1. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,
     If to Purchaser:
Archer Acquisitions, LLC
Attn:  Rick D. Puckett
14120 Ballantyne Corporate Place
Suite 350
Charlotte, NC  28277
Fax:  (704) 554-5586

     with a copy (which shall not constitute notice) to:
Attn:  Edward H. Schuth, Esq.
Office of the General Counsel
Lance, Inc.
14120 Ballantyne Corporate Place
Suite 350
Charlotte, NC  28277
Fax:  (704) 557-8197
     with a copy (which shall not constitute notice) to:
K&L Gates LLP
Attn: A. Zachary Smith
214 North Tryon Street
Hearst Tower, 47th Floor
Charlotte, NC 28202
Fax: (704) 353-3174
     If to Seller:
c/o Catterton Partners
Attn: Nik Thukral
599 West Putnam Avenue
Greenwich, CT  06830
Fax: (203) 629-4903
     with a copy (which shall not constitute notice) to:
Michael R. Lastowski
Duane Morris LLP
1100 North Market Street
Suite 1200
Wilmington, DE 19801-1246
Fax: 302-657-4901
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          13.2. Waivers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
          13.3. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party (except that Purchaser may assign its rights and obligations to an Affiliate without the written consent of Seller). Nothing herein shall be construed to permit Lance, Inc. to transfer or otherwise assign its obligations as set forth in Section 6.4 above, which Guaranteed Obligations shall remain in full force and effect and remain binding on Lance, Inc. notwithstanding any permitted assignment or transfer of any rights or obligations by a Party.
          13.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and any applicable provisions of the Bankruptcy Code, without regard to the principles of conflicts of law that would provide for application of another law.
          13.5. Jurisdiction.
               (a) Prior to the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Bankruptcy Court, and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the United States, whether within or without the jurisdiction of the Bankruptcy Court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.
               (b) Upon the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any court having subject matter jurisdiction over such suit, action or proceeding, and each of the Parties hereby irrevocably consents to the jurisdiction of the State and federal courts located in Charlotte, Mecklenburg County, North Carolina (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.
          13.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
          13.7. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.
          13.8. Entire Agreement; Amendments; Counterparts. This Agreement (including the Exhibits hereto and the Schedules contained in the Disclosure Schedules) set forth the entire agreement among the Parties with respect to the subject matter hereof and may be amended only by a writing executed by Purchaser and Seller. This Agreement may be executed in counterparts, each of which when taken together shall constitute an original. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.
          13.9. Captions, Headings, Interpretation. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provisions of this Agreement.
          13.10. Disclosure Schedules. The disclosure schedules are a series of schedules (the “Disclosure Schedules”) corresponding to the sections contained in Articles 2 and 3 of this Agreement and containing the information required to be disclosed pursuant to, and certain exceptions to, the agreements, representations and warranties in such Articles. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement that, if existing or known at, or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules.  Such supplement or amendment shall not be deemed a breach of Section 10.2(b), and Purchaser shall not have any right to terminate this Agreement as a result of any supplement or amendment of such Disclosure Schedules, or any information contained therein, unless such information as disclosed would (a) prevent Seller from performing its obligations under this Agreement, or (b) have a material adverse effect, assuming the entry of the Sale Approval Order, on the Purchased Assets taken as a whole after the Closing.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

ARCHER ACQUISITIONS, LLC

By:	/s/ Rick Puckett
Name:
Title:

SELLER:

ARCHWAY COOKIES, LLC

By:	/s/ Jeff Granger
Name:	Jeff Granger
Title:	Chief Restructuring Officer, and not
individually

Solely for Purposes of Section 6.4:

LANCE, INC.

By:	/s/ Rick Puckett
Name:
Title: